Exhibit 99.1
Altra Holdings Reports 17% Year-over-Year Sales Increase
in Fourth Quarter 2010
Demand from Both Early- and Late-Cycle Markets Drives Growth;
Company Expects Robust Top- and Bottom-line Growth in 2011 Guidance;
Announces Separately Today the Acquisition of European Gearmotor Manufacturer
BRAINTREE, Mass., February 28, 2011 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and other power transmission components, today announced unaudited financial results for the fourth quarter ended December 31, 2010.
Financial Highlights
▪	Fourth-quarter net sales increased 17% to $130.5 million compared with the prior-year quarter. Full-year 2010 net sales increased 15% to $520.2 million.

▪	Fourth-quarter net income per diluted share was $0.20 compared with a loss per share of $0.10 in the prior-year period. Non-GAAP adjusted earnings per diluted share increased 71% to $0.24 for the fourth quarter of 2010.*

▪	For full year 2010, the Company reported net income of $0.92 per diluted share compared with a net loss of $0.09 per share in 2009. Non-GAAP adjusted earnings per diluted share increased 209% to $1.02 in 2010.

▪	Fourth-quarter income from operations increased 130 basis points to 9.4% of sales from the fourth quarter of 2009. The increase was primarily due to lower restructuring charges.

▪	The Company’s cash balance improved 41% year-over-year and was $72.7 million at the end of the year.

▪	Altra forecasts strong revenue and earnings per share growth in 2011 based on continued early- and late-cycle demand strength and strong earnings leverage.
In a separate news release earlier today, Altra announced that it has signed a definitive agreement to acquire substantially all of the assets and liabilities of Danfoss Bauer GmbH (“Bauer”) relating to its gearmotor business for cash consideration of 43.1 million Euros. Bauer is a leading European manufacturer of high-quality gearmotors, offering engineered solutions to a variety of industries, including material handling, metals, food processing and energy. The Bauer gearmotor product line will be highly complementary to Altra’s existing gearing products. The acquisition is anticipated to be accretive, excluding any one-time or acquisitions costs, to Altra’s earnings in 2011.

Management Comments
“We closed out a successful 2010 with excellent sales growth in the 4th quarter, reporting a 17% increase in revenue when compared with the 4th quarter of 2009,” said Carl Christenson, President and CEO. “In addition to continued strength from our early-cycle markets, demand from our late-cycle businesses are now making a meaningful impact on our sales. We are also pleased with the results from our cost reduction and productivity improvement initiatives. For the 4th quarter we reported a 60 basis point increase in non-GAAP adjusted operating income margin compared to the prior year and a 71% increase in non-GAAP adjusted diluted earnings per share despite pressure from material cost increases, learning curve inefficiencies at the receiving facilities as we completed the final stages of our plant consolidations, and a one time healthcare cost adjustment. Given the price increases we implemented at the beginning of the year, as well as productivity now gaining traction at our newly consolidated plants we expect our bottom line to continue to benefit in 2011.”
“We are very excited about the acquisition of Bauer. It meets all of our acquisition criteria and we are looking forward to Bauer becoming an important part of Altra,” added Christenson. “The Bauer brand is very well regarded, the products are a terrific extension to our existing line, and the geographic strengths of Bauer and Altra will provide synergistic top-line opportunities. In addition, the Bauer management team is very strong with a solid top and bottom line growth strategy that dovetails very nicely with Altra’s strategy. We are particularly excited about Bauer’s European and emerging market presence and Altra’s ability to provide Bauer with additional access to the North American market. On behalf of everyone at Altra, I would like to welcome Bauer’s employees to our team.”
Financial Results
Net sales for the fourth quarter of 2010 increased 17% to $130.5 million from $111.7 million in the same period of the prior year. Full-year 2010 net sales increased 15% to $520.2 million from $452.8 million in 2009.
Income from operations for the fourth quarter of 2010 was $12.3 million compared with $9.0 million in the prior-year fourth quarter. Income from operations in the fourth quarter of 2010 included restructuring charges of $0.5 million and acquisition costs of $0.8 million and income from operations in the fourth quarter of 2009 included restructuring charges of $1.9 million. Excluding these charges in both periods, non-GAAP adjusted income from operations increased 25% to $13.6 million, or 10.4% of sales, in the fourth quarter of 2010 compared with $10.9 million, or 9.8% of sales, in the fourth quarter of 2009.
Other non-operating expense was $0.2 million in the fourth quarter of 2010 compared with other non-operating income of $0.3 million in the year-earlier quarter, due primarily to foreign currency exchange rates.
For the fourth quarter of 2010, the Company reported net income of $5.4 million, or $0.20 per diluted share. This compares with a net loss of $2.6 million, or $0.10 per share, in the prior-year fourth quarter. Fourth quarter 2010 net income was negatively impacted by restructuring and acquisition costs and fourth-quarter 2009 net income was negatively affected by restructuring, the cost of refinancing the Company’s Senior Secured Notes, partially offset by a discrete tax benefit related to the amendment of prior-year tax returns. Excluding the items described above, non-GAAP adjusted earnings per diluted share were $0.24 in the fourth quarter of 2010 compared with $0.14 in the prior-year period.

For 2010, the Company reported net income of $24.5 million, or $0.92 per diluted share. This compares with a net loss of $2.3 million, or $0.09 per share, in 2009. Excluding restructuring expense and acquisition costs in 2010 and the costs of refinancing the Company’s Senior Secured Notes, inventory adjustments related to the economic downturn, restructuring charges, loss on sale of asset and a discrete tax benefit in 2009, non-GAAP adjusted earnings per diluted share increased 209% to $1.02 in 2010 from $0.33 in 2009.
Cash and cash equivalents were $72.7 million at December 31, 2010, up 41% from December 31, 2009. Free cash flow generated during the year was $25.5 million.*
Business Outlook
“As a result of the demand trends in our early cycle and late cycle markets, we are confident in our ability to report solid revenue and profit growth in 2011,” said Christenson. “During 2010 we made significant progress on our growth strategy and we plan to build on this success in 2011. Our strategy focuses on capitalizing on growth opportunities in new and existing markets, increasing our presence in key underpenetrated geographic regions, entering new high-growth markets and pursuing strategic acquisitions. In addition, we fully expect that as our sales continue to grow, our excellent business model leverage will result in strong profitability for 2011.”
For full year 2011, the Company is currently forecasting sales in the range of $560 to $580 million and non-GAAP adjusted EPS of $1.25 to $1. 35. The Company expects capital expenditures in the range of $16 to $20 million as Altra continues to fund growth opportunities, and depreciation and amortization in the range of $21 to $22 million. The Company expects its tax rate for the full year to be in the range of 30.0% to 33.0%.
The Company will conduct an investor conference call to discuss its unaudited fourth quarter financial results today, February 28, 2011, at 5:00 PM ET. The public is invited to listen to the conference call by dialing 877-407-8293 domestically or 201-689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available after the conclusion of the call on February 28, 2011 through midnight on March 7, 2011. To listen to the replay, dial 877-660-6853 domestically or 201-612-7415 for international access, dial account # 364 then replay ID # 367782. A webcast replay also will be available at www.altramotion.com.

Altra Holdings, Inc.

	Quarter Ended		Year to Date Ended
Consolidated Statements of Income Data:	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
In Thousands of Dollars, except per share amounts	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$130,538	$111,663	$520,162	$452,846
Cost of sales	92,698	78,875	366,151	329,825

Gross profit	$37,840	$32,788	$154,011	$123,021
Gross profit as a percent of net sales	29.0%	29.4%	29.6%	27.2%
Selling, general & administrative expenses	23,487	20,146	89,478	81,117
Research and development expenses	1,575	1,692	6,731	6,261
Other post employment benefit plan settlement gain	—	—	—	(1,467)
Loss on disposal of assets	—	29	—	545
Restructuring costs	528	1,926	2,726	7,286

Income from operations	$12,250	$8,995	$55,076	$29,279
Income from operations as a percent of net sales	9.4%	8.1%	10.6%	6.5%
Interest expense, net	4,904	14,097	19,638	32,976
Other non-operating (income) expense, net	159	(267)	909	981

Income (loss) before income taxes	$7,187	$(4,835)	$34,529	$(4,678)
Provision (benefit) for income taxes	1,814	(2,221)	10,004	(2,364)

Income tax rate	25.2%	45.9%	29.0%	50.5%

Net income (loss)	$5,373	$(2,614)	$24,525	$(2,314)

Weighted Average common shares outstanding
Basic	26,417	26,050	26,399	25,945
Diluted	26,507	26,050	26,535	25,945

Net income (loss) per share
Basic	0.20	(0.10)	0.93	(0.09)
Diluted	$0.20	$(0.10)	$0.92	$(0.09)

Reconciliation of Non-GAAP Adjusted Income From Operations:

Income from operations	$12,250	$8,995	$55,076	$29,279

Restructuring costs	528	1,926	2,726	7,286
Inventory adjustment due to economic downturn	—	—	—	2,215
Acquisition related costs	816	—	816	—
Other post employment benefit plan settlement gain	—	—	—	(1,467)

Non-GAAP adjusted income from operations	$13,594	$10,921	$58,618	$37,313

Reconciliation of Non-GAAP Adjusted Net Income (loss):

Net income (loss)	$5,373	$(2,614)	$24,525	$(2,314)

Restructuring costs	528	1,926	2,726	7,286
Inventory adjustment due to economic downturn	—	—	—	2,215
Loss on sale of asset	—	—	—	225
Premium and deferred financing expense eliminated on the redeemed debt	—	8,913	—	9,414
Acquisition related costs	816	—	816
Other post employment benefit plan settlement gain	—	—	—	(1,467)
Tax benefit from amending prior year tax return	—	(383)	—	(383)
Tax impact of above adjustments	(379) (1)	(4,119) (2)	(1,130) (3)	(6,305	)(4)

Non-GAAP adjusted net income	$6,338	$3,723	$26,937	$8,671

Non-GAAP adjusted diluted earnings per share	$0.24	$0.14	$1.02	$0.33

(1)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 28% by the above items

(2)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 38% by the above items

(3)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 32% by the above items

(4)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 36% by the above items

Consolidated Balance Sheets In Thousands of Dollars	December 31, 2010	December 31, 2009
Assets:
Current Assets
Cash and cash equivalents	72,723	51,497
Trade Receivables, net	67,403	52,855
Inventories	88,217	71,853
Deferred income taxes	4,414	9,265
Income tax receivable	4,126	4,754
Assets held for sale	1,484	—
Prepaid expenses and other current assets	4,168	3,647

Total current assets	242,535	193,871
Property, plant and equipment, net	105,298	105,603
Intangible assets, net	69,250	74,905
Goodwill	76,897	78,832
Deferred income taxes	82	679
Other non-current assets, net	14,040	11,309

Total assets	$508,102	$465,199

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	40,812	27,421
Accrued payroll	18,486	12,133
Accruals and other liabilities	24,142	19,971
Deferred income taxes	59	7,275
Current portion of long-term debt	3,393	1,059

Total current liabilities	86,892	67,859
Long-term debt, less current portion and net of unaccreted discount and premium	213,109	216,490
Deferred income taxes	20,558	21,051
Pension liabilities	10,808	9,862
Long-term taxes payable	10,892	9,661
Other long-term liabilities	1,091	1,333

Total stockholders’ equity	164,752	138,943

Total liabilities and stockholders’ equity	$508,102	$465,199

	Year to Date Ended
	December 31,	December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$24,525	$(2,314)
Adjustments to reconcile net income (loss) to net cash flows:
Depreciation	15,010	16,534
Amortization of intangible assets	5,026	5,538
Amortization and write-offs of deferred financing costs	1,144	4,062
Loss on foreign currency, net	313	1,104
Accretion and write-off of debt discount, net	303	1,912
Loss on disposal/impairment of fixed assets	360	2,891
Loss (gain) on settlement of other post employment benefit and pension plans	189	(1,467)
Stock based compensation	2,136	3,267
Provision (benefit) for deferred taxes	6,657	(1,804)
Changes in assets and liabilities:
Trade receivables	(13,540)	19,267
Inventories	(16,819)	28,180
Accounts payable and accrued liabilities	21,618	(17,924)
Other current assets and liabilities	(795)	376
Other operating assets and liabilities	(3,363)	(234)

Net cash provided by operating activities	42,764	59,388

Cash flows from investing activities
Purchase of property, plant and equipment	(17,295)	(9,194)
Payment for prior year acquisition	(532)	—

Net cash used in investing activities	(17,827)	(9,194)

Cash flows from financing activities
Payment on 11 1/4% Old Senior Notes	—	(4,950)
Payment on 9% Old Senior Secured Notes	—	(242,500)
Payments on Old Revolving Credit Agreement	—	(6,000)
Proceeds from additional borrowings under existing mortgage	—	1,467
Proceeds from issuance of 8 1/8% Senior Secured Notes	—	207,251
Payment for prior year acquisition	(645)	—
Payment of issuance costs on 8 1/8% Senior Secured Notes	(489)	(7,561)
Shares repurchased for tax withholdings	(919)	(319)
Payment on mortgages	(642)	(584)
Payment on capital leases	(664)	(820)

Net cash used in financing activities	(3,359)	(54,016)

Effect of exchange rate changes on cash and cash equivalents	(352)	3,246

Net change in cash and cash equivalents	21,226	(576)
Cash and cash equivalents at beginning of year	51,497	52,073

Cash and cash equivalents at end of period	$72,723	$51,497

Reconciliation to free cash flow:
Net cash provided by operating activities	42,764	59,388
Purchase of property, plant and equipment	(17,295)	(9,194)

Free cash flow	$25,469	$50,194

About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

*	Discussion of Non-GAAP Financial Measures
As used in this release and the accompanying slides posted on the company’s website, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted income from operations and non-GAAP adjusted net income are each calculated using either net income or income from operations that excludes premiums, discounts and interest expense associated with the extinguishment of debt, other post employment benefit plan settlement gains, restructuring costs, inventory adjustments due to the economic downturn and other income or charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP adjusted diluted earnings per share is calculated by dividing non-GAAP adjusted net income by GAAP weighted average shares outstanding (diluted).
As used in this release and the accompanying slides posted on the company’s website, non-GAAP free cash flow is calculated as cash flow from operating activities less capital expenditures.
Altra believes that the presentation of non-GAAP adjusted net income, non-GAAP adjusted income from operations, non-GAAP recurring diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that actual results could differ materially from our expectations. These statements include, but may not be limited to, those comments regarding the company’s confidence in its ability to report solid revenue and profit growth in 2011, its strategy to capitalize on growth opportunities in new and existing markets, increase its presence in key underpenetrated geographic regions, enter new high-growth markets and pursue strategic acquisitions; its expectation that as its sales continue, Altra’s excellent business model leverage will result in strong profitability for 2011; the impact of the acquisition of Bauer on the company’s prospects and 2011 earnings; and the Company’s guidance for 2011.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets, (18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Senior Secured Notes, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer acquisition, and (25) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com